EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-181792) of NL Industries, Inc. of our report dated March 8, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting of Kronos Worldwide, Inc., which is incorporated by reference in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 8, 2023